EXHIBIT 23.4

CONSENT OF MARK SEDORE
TO BEING NAMED AS A QUALIFIED PERSON

April 19, 2012

I hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of the annual report on Form 40-F filed by Kinross Gold Corporation for the year ended December 31, 2011 and, to the extent applicable, the reports subsequently filed by Kinross Gold Corporation on Form 6-K, and the incorporation into this Registration Statement on Form S-8 of the information contained therein, in which I am identified as a "qualified person" in connection with the mineral reserve and mineral resource estimates for the Tasiast property description contained in such reports.

Sincerely,

/s/ Mark Sedore

Mark Sedore